Exhibit 99.1
FOR IMMEDIATE RELEASE:
PACKAGING CORPORATION OF AMERICA DECLARES QUARTERLY DIVIDEND AND UPDATES BUSINESS CONDITIONS
Lake Forest, IL December 4, 2008 — Packaging Corporation of America (NYSE: PKG) announced that its Board of Directors approved a regular quarterly dividend of $0.30 per share on its common stock. The quarterly dividend of $0.30 per share will be paid to shareholders of record as of December 15, 2008 with a payment date of January 15, 2009. Future declaration of quarterly dividends, and the establishment of future record and payment dates, are subject to the final determination by PCA’s Board of Directors.
PCA also announced that business conditions have continued to be weaker during the fourth quarter, and demand for containerboard and corrugated products is significantly lower than expected entering the quarter. As a result, PCA currently expects that approximately 90,000 tons of market related, mill downtime or slowbacks will be required in the fourth quarter. Through November 30, about half of the downtime/slowbacks has occured, and the remaining half is scheduled throughout December. With lower demand and higher than anticipated downtime, PCA expects fourth quarter earnings to be below the company’s previous guidance of $0.35 per share.
PCA is the fifth largest producer of containerboard and corrugated packaging products in the United States with sales of $2.3 billion in 2007. PCA operates four paper mills and 67 corrugated product plants in 26 states across the country.
Contact: Barbara Sessions
Packaging Corporation of America
INVESTOR RELATIONS: (877) 454-2509
PCA Web Site:     www.packagingcorp.com
Some of the statements in this press release are forward-looking statements. Forward-looking statements include statements about our future earnings and financial condition, expected downtime and slowbacks, our industry and our business strategy. Statements that contain words such as “ will”, “should”, “anticipate”, “believe”, “expect”, “intend”, “estimate”, “hope” or similar expressions, are forward-looking statements. These forward-looking statements are based on the current expectations of PCA. Because forward-looking statements involve inherent risks and uncertainties, the plans, actions and actual results of PCA could differ materially. Among the factors that could cause plans, actions and results to differ materially from PCA’s current expectations include the following: the impact of general economic conditions; containerboard and corrugated products general industry conditions, including competition, product demand and product pricing; fluctuations in wood fiber and recycled fiber costs; fluctuations in purchased energy costs; the possibility of unplanned outages or interruptions at our principal facilities; and legislative or regulatory requirements, particularly concerning environmental matters, as well as those identified under Item 1A. Risk Factors in PCA’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission and available at the SEC’s website at “www.sec.gov”.